Exhibit 107

Calculation of Filing Fee Tables

Form F-1
(Form Type)

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Primary Offering
Equity	Ordinary Shares, par value $0.0001 per share	457(g)	11,500,000	(2)	$11.50	(3)	$132,250,000.00	$0.00015310	$20,247.475
Secondary Offering
Equity	Ordinary Shares, par value $0.0001 per share	457(c)	33,832,033	(4)	$3.03	(5)	$102,511,059.99	$0.00015310	$15,694.443
	Total Offering Amounts		45,332,033				$234,761,059.99		$35,941.918
	Total Fee Offsets								$—
	Total Fees Previously Paid								$—
	Net Fee Due								$35,941.918

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

(2)	Represents 11,500,000 Ordinary Shares to be issued by the Registrant upon exercise of the Warrants.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.

(4)	Represent 33,832,033 Ordinary Shares registered for resale by the Selling Securityholders identified in the Registration Statement.

(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Ordinary Share as reported on November 8, 2024, which was approximately $3.03 per share.